                                                                    EXHIBIT 24
                              ACCOUNTANT'S CONSENT


The Board of Directors and Stockholders of Tidewater Inc.:

We consent to incorporation by reference in the Registration Statements 2-69356 and 33-38240 on Form S-8 of Tidewater Inc. of our report dated May 1, 1995 relating to the consolidated balance sheets of Tidewater Inc. and subsidiaries as of March 31, 1995 and 1994 and the related consolidated statements of earnings, stockholders' equity and cash flows and related schedule for each of the years in the three-year period ended March 31, 1995, which report appears or is incorporated by reference in the March 31, 1995 annual report on Form 10-K of Tidewater Inc. Our report refers to the change in the method of accounting for postretirement benefits other than pensions in fiscal 1993.


KPMG Peat Marwick LLP

New Orleans, Louisiana
May 1, 1995